CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders
Putnam Funds Trust:

We consent to the use of our reports dated:

- October 8, 2014 for Putnam Global Technology Fund
- October 9, 2014 for Putnam Global Telecommunications Fund
- October 10, 2014 for Putnam Global Energy Fund
- October 13, 2014 Putnam Global Consumer Fund and Putnam Global Financials Fund
- October 14, 2014 for Putnam Global Industrial Fund

, each fund a series of Putnam Funds Trust, and to the references to our firm under the captions "Financial highlights" in the Prospectuses and "Auditor and Financial Statements" in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
December 23, 2014